Exhibit 99.2
INDEX TO PRO FORMA FINANCIAL STATEMENTS
Carey Watermark Investors Incorporated:
Pro Forma Consolidated Financial Information (Unaudited), December 31, 2010

Pro Forma Consolidated Balance Sheet as of December 31, 2010 (Unaudited)	3
Pro Forma Consolidated Statement of Operations for the year ended December 31, 2010 (Unaudited)	4
Notes to Pro Forma Consolidated Financial Statements (Unaudited)	5

CAREY WATERMARK INVESTORS INCORPORATED
The pro forma consolidated financial statements of Carey Watermark Investors Incorporated (“we, us, and our”), which are unaudited, have been prepared based on our historical financial statements. Our pro forma consolidated balance sheet as of December 31, 2010 has been prepared as if the significant investment entered into during the second quarter of 2011 (noted herein) had been entered into as of December 31, 2010. The pro forma consolidated statement of operations for the year ended December 31, 2010 has been prepared as if the significant investment subsequent to December 31, 2010 and related financing (noted herein) had occurred on January 1, 2010 and carried forward through their issuance dates. In addition, adjustments have been recorded to reflect cash provided from our fundraising activity through the date of the acquisition, our asset management expense and interest expense on related party debt obtained to finance the acquisition. Pro forma adjustments are intended to reflect what the effect would have been had we held our ownership interest as of January 1, 2010 less amounts, which have been recorded in the historical consolidated statement of operations. In our opinion, all adjustments necessary to reflect the effects of these investments have been made. The pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of our Annual Report on Form 10-K for the year ended December 31, 2010.
The pro forma information is not necessarily indicative of the financial condition or results of operations had the investments occurred on January 1, 2010, nor are they necessarily indicative of the financial position, cash flows or results of operations of future periods.

CAREY WATERMARK INVESTORS INCORPORATED
PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2010
(Unaudited)

		Pro Forma
	Historical	Adjustments		Pro Forma

Assets
Cash and cash equivalents	$332,989	17,119,003	A	$667,700
		4,000,000	B
		(20,784,292	)C

Equity investments in real estate	—	20,784,292	C	20,784,292
Other assets, net	—	6,673	A	6,673

Total assets	$332,989	$21,125,676		$21,458,665

Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$190,752	—		$190,752
Due to affiliates	45,500	210,682	A	4,256,182
		4,000,000	B

Total liabilities	236,252	4,210,682		4,446,934

Commitments and contingencies

Equity:
Common stock	23	1,894	A	1,917
Additional paid-in capital	208,977	16,913,100	A	17,122,077
Accumulated deficit	(297,888)	—		(297,888)

Total Carey Watermark Investors Incorporated shareholders’ equity	(88,888)	16,914,994		16,826,106
Noncontrolling interest	185,625	—		185,625

Total equity	96,737	16,914,994		17,011,731

Total liabilities and equity	$332,989	$21,125,676		$21,458,665

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CAREY WATERMARK INVESTORS INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(Unaudited)

		Pro Forma
	Historical	Adjustments		Pro Forma

Operating Expenses
General and administrative	$(297,551)	$—		$(297,551)
Property expenses	—	(211,587	)B	(211,587)

	(297,551)	(211,587)		(509,138)

Other Income and Expenses
Income from equity investments in real estate	—	—	C	—
Interest expense	—	(111,000	)B	(111,000)

Net loss	(297,551)	(322,587)		(620,138)

Weighted average shares outstanding	9,402	1,893,888	A	1,903,290

Loss per share	$(31.65)			$(0.33)

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CAREY WATERMARK INVESTORS INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Basis of Presentation
The pro forma consolidated balance sheet of Carey Watermark Investors Incorporated as of December 31, 2010 and the pro forma consolidated statement of operations for the year ended December 31, 2010 were derived from the historical audited consolidated financial statements as of and for the year ended December 31, 2010 included in our Annual Report on Form 10-K.
Note 2. Pro Forma Adjustments
A. Fundraising
On March 3, 2011, we began admitting shareholders. For the period from March 3, 2011 through May 5, 2011, we raised approximately $16,914,994 net offering proceeds through the sale of 1,893,888 shares. In addition, offering costs of $210,682 were funded by Carey Lodging Advisors, our advisor, of which $6,673 remain deferred. As these offering proceeds were utilized to acquire our interest in the Venture, as defined below, we have reflected them as a pro forma adjustment.
B. Transactions with the Advisor
Our investment was also financed in part by a $4,000,000 loan from the advisor at a rate of 30-day LIBOR plus 2.5%. This note was repaid on June 6, 2011, its maturity date. Annual interest related to this obligation during 2010 would have been approximately $111,000.
We pay our advisor an annual asset management fee equal to 0.50% of the aggregate average market value of our investments. The fees related to our investment in the Venture have amounted to $211,587 for the year ended December 31, 2010 and are reflected in property expenses in the accompanying pro forma consolidated statement of operations for the year ended December 31, 2010.
C. Investment
On May 5, 2011, we completed a joint venture investment (the “Venture”) with LBHP-Ensemble Partners, LLC (“Ensemble”) to purchase a 49% interest in two hotel properties located in Long Beach, CA. The Hotel Maya, a Doubletree by Hilton Hotel, is a 194 room upscale full service urban resort, and the Residence Inn Long Beach Downtown is a 178 all-suite extended stay hotel. The hotels will be managed by a third party, who will receive management fees. The total cost of acquiring the properties, including acquisition fees and expenses, was approximately $43,600,000. Our share of the purchase price was $20,784,292, inclusive of the acquisition fee of $1,085,206, payable to our advisor. Our investment was made in the form of preferred equity interest that carries a cumulative preferred dividend of 9.5% per year and is senior to Ensemble’s equity interest. In connection with the acquisition, the Venture repaid all its related-party and third-party debt obligations except for two loans, each collateralized by the hotel properties. The financing on the Hotel Maya is a $15,000,000 mortgage with a fixed annual interest rate of 6.5% per year. The financing on the Residence Inn is a $31,875,000 mortgage with a fixed annual interest rate of 7.25% per year.
During 2010, the Venture generated a net loss of $7,034,600. The impact of adjusting for the restructuring of the debt described above and for the annual operating fee to the manager was a net reduction in the loss of $2,208,063. Our preferred equity interest would not be impacted by such a loss, as Ensemble’s interest is sufficient to absorb these losses. Therefore, our pro forma equity in earnings of the Venture for 2010 would have been zero.

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